Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1, of our report dated April 1, 2014, with respect to the audited consolidated financial statements of eWellness Corporation (currently d.b.a. eWellness Healthcare Corporation) as of December 31, 2013 and for the year then ended, which contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 3 to the financial statements. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mantyla McReynolds, LLC
Salt Lake City, Utah August 6, 2015